EXHIBIT 10.31
CASH AMERICA NET HOLDINGS, LLC
FIRST AMENDED AND RESTATED
2007 LONG TERM INCENTIVE PLAN
SECTION 1
ESTABLISHMENT AND PURPOSE
     1.1 Purpose. The Cash America Net Holdings, LLC 2007 Long Term Incentive Plan (the “Plan”) is intended to attract, retain and motivate key employees of Cash America Net Holdings, LLC (the “Company”) by providing such key employees with a proprietary interest in the long-term growth and financial success of the Company.
     1.2 Effective Date. The Plan was originally effective January 1, 2007 and was amended once on April 8, 2008. This amendment and restatement of the Plan, intended to bring the Plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), is effective January 1, 2009.
SECTION 2
DEFINITIONS
     2.1 “Award” means a grant to a Participant of a specified number of Units as determined by the Committee.
     2.2 “Cash America” means Cash America International, Inc.
     2.3 “Cause” means a Participant’s (i) indictment for, conviction of or, pleading no contest to, any felony or any crime or acts of dishonesty, fraud or moral turpitude, (ii) engaging in conduct which is in reckless disregard of the Company’s business or materially injurious to the Company, (iii) material or habitual neglect of, or material failure to perform, Participant’s duties as an employee of the Company, or (iv) failure to observe any material Company policy.
     2.4 “CEO” means the Chief Executive Officer of Cash America.
     2.5 “Change in Control” means an event that is (i) a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, or (ii) a change in the ownership of Cash America, a change in the effective control of Cash America, or a change in the ownership of a substantial portion of the assets of Cash America, all as defined in Code Section 409A, except that 35% shall be substituted for 30% in applying Treasury Regulations Section 1.409A-3(i)(5)(vi) and 50% shall be substituted for 40% in applying Treasury Regulations Section 1.409A-3(i)(5)(vii).
     2.6 “Code” means the Internal Revenue Code of 1986, as amended.
     2.7 “Committee” means the committee appointed by the CEO to administer the Plan.

     2.8 “Disability” means, with respect to a Participant, the Participant’s inability, in the Committee’s opinion, to perform the duties of the Participant’s employment with the Company by reason of a medically determinable physical or mental impairment which can be expected to result in death or be of long-continued and indefinite duration. The Committee may require such medical proof of Disability as it deems necessary, including the certificate of one or more licensed physicians selected by the Committee.
     2.9 “EBITDA” means the consolidated earnings of the Company before interest, income taxes, depreciation and amortization expenses, as determined in accordance with Exhibit B to the Asset Purchase Agreement dated July 9, 2006, among The Check Giant LLC, Cash America International, Inc. and the subsidiaries and members of The Check Giant, LLC.
     2.10 “Grant Date” means the date on which an Award is granted to a Participant. In no event shall the Grant Date precede the date on which the Participant becomes an employee of the Company.
     2.11 “Grant Value” means 5 times LTM EBITDA as of the last day of the calendar quarter coinciding with or immediately preceding the Grant Date of a Unit.
     2.12 “Key Employee” means a Participant who meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation shall mean all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).
     2.13 “LTM EBITDA” means EBITDA for the 12 full calendar months ending on the last day of a particular calendar quarter.
     2.14 “Participant” means an individual who has been granted an Award under the Plan. An individual shall no longer be a Participant on the date that all Awards he or she has been granted under the Plan have been cancelled, forfeited, paid or otherwise settled.
     2.15 “Payment Date” means the date as of which a cash amount is payable to a Participant in respect of a Unit, as determined under Section 5 hereof.
     2.16 “Payment Value” means 5 times LTM EBITDA as of the last day of the calendar quarter immediately preceding the Payment Date of a Unit; provided, in the case of a Participant who terminates employment for any reason prior to the date in which all Units subject to an Award would have become 100% vested in accordance with Section 4.1, the “Payment Value” with respect to any vested Units subject to such Award means the lesser of (i) 5 times LTM EBITDA as of the last day of the calendar quarter immediately preceding the date in which the Participant terminates employment, or (ii) 5 times LTM EBITDA as of the last day of the calendar quarter immediately preceding the Payment Date of the Unit. Notwithstanding the foregoing, if the event that triggers a payment occurs on the last day of a calendar quarter, “Payment Value” shall be determined as of that day rather than the last day of the preceding calendar quarter.
     2.17 “Separate from Service” or “Separation from Service” shall mean that a Participant separates from service with the Company, as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:
          (a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.
          (b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the board of directors or managers (as applicable), the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.
          (c) Termination of Employment. Whether a termination of employment has occurred for purposes of this section is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).
          (d) Service with Affiliates. For purposes of determining whether a Separation from Service has occurred under the above provisions, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Code §414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
     2.18 “Unit” means an award granted under the Plan having a value based on the increase in value of the Company as measured by the increase in LTM EBITDA over a specified period of time, as determined under Section 5.4 hereof.
SECTION 3
PARTICIPANTS AND AWARDS
     3.1 Selection of Participants. The Committee, in its sole discretion, shall select the key employees of the Company who shall become Participants in the Plan. Only common law employees of the Company will be eligible (e.g., no independent contractors or leased employees will be or become eligible) to receive Awards.
     3.2 Determination of Awards. The Committee shall have sole discretion in determining the number of Units subject to any Award granted to a Participant. The Committee may grant Awards to Participants upon the Effective Date of the Plan, upon a Participant’s first becoming employed by the Company, and upon such other times as the Committee determines appropriate, subject to the timing limitation set forth in Section 2.10. The grant of an Award to a Participant shall not entitle the Participant to receive future Awards.
     3.3 Maximum Number of Units. The maximum number of Units that may be awarded in the aggregate under the Plan is 130,000; provided, any Units that have been awarded and then forfeited will be added back to, and will increase, the number of Units that have not been awarded, such that forfeited Units will once again be available for inclusion in an Award. Once a payment has been made with respect to a vested Unit (or a payment would have been made except that the Unit had no Payment Value), such a Unit may not be included in any other Award.

SECTION 4
VESTING
     4.1 Vesting Schedule. Unless otherwise specified herein or determined by the Committee, a Participant’s Units subject to an Award shall vest in accordance with the following schedule: one-third of the Units shall vest on the 13-month anniversary of the Grant Date of such Award; one-third of the Units shall vest on the 24-month anniversary of such Grant Date; and one-third of the Units shall vest on the 36-month anniversary of such Grant Date, provided the Participant has remained continuously and actively employed by the Company (including any leave of absence from which the Company expects the Participant to return) from such Grant Date through such vesting date.
     4.2 Effect of Termination. Unless otherwise determined by the Committee, a Participant shall forfeit all interest in the unvested portion of an Award upon termination of employment, whether voluntary or involuntary, for any reason (other than for Cause). Upon termination of employment for Cause, the entire Award (including any previously vested portion thereof) shall be forfeited.
SECTION 5
PAYMENT OF AWARDS
     5.1 General Timing of Payment Date. Except as provided in Sections 5.2 and 5.3, the Payment Date of an Award shall be the last day of the calendar quarter coinciding with or immediately following the latest date on which any Units subject to the Award would have become 100% vested in accordance with Section 4.1 if the Participant remained employed by the Company (i.e., the 36-month anniversary of the Grant Date, unless the Committee has established a different vesting schedule for the Award).
     5.2 Deferral of Payment Date.
          (a) Deferral Terms. Notwithstanding the foregoing, subject to Section 5.3, the Committee may, in its sole discretion, allow a Participant to elect to defer the Payment Date with respect to an Award to a date selected by the Participant that is later than the Payment Date specified in Section 5.1; provided, in no event shall the Payment Date for an Award with respect to which such election is made be later than the last day of the calendar quarter coinciding with or immediately following the earlier of: (i) (A) the date on which the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date of his or her Separation from Service, or who separates from Service by reason of his or her death; or (B) six months after the date on which the Participant Separates from Service for any reason other than his or her death, in the case of a Participant who is a Key Employee on his or her date of Separation from Service; and (ii) the 10th anniversary of the Grant Date. The Committee shall establish procedures with respect to the deferral of Payment Dates as it deems appropriate to ensure that the right to defer Payment Dates does not cause the Plan to become generally subject to Title I of the Employee Retirement Income Security Act of 1974.

          (b) Timing of Election. A Participant who is permitted to make a deferral election with respect to an Award must make such election at least 12 months before the first vesting date for the Award and no later than 30 days after the Grant Date of such Award, provided that a deferral election may be made only if the first vesting date for the Award is at least 12 months after the Grant Date. Upon the deadline specified in the preceding sentence, a Participant’s election shall become irrevocable for the Award.
     5.3 Change in Payment Date upon Change in Control. Notwithstanding the foregoing, all outstanding Awards shall become 100% vested upon a Change in Control. The Payment Date for such Awards shall be the last day of the calendar quarter coinciding with or immediately following the date of such Change in Control.
     5.4 Amount of Payment. The Company shall deliver to the Participant an amount in respect of such Unit determined in accordance with the following formula:
(Payment Value — Grant Value) x .013
130,000
     5.5 Form of Payment. All Awards under the Plan shall be paid in a single lump sum payment in cash.
     5.6 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any federal, state and local taxes.
     5.7 Payment in the Event of Death. If a Participant dies prior to the payment of the vested portion of an Award, payment shall be made to his or her estate.
     5.8 No Acceleration of Payment Date. Except as otherwise provided in this Section, no payment scheduled to be made under this Section 5 may be accelerated. Notwithstanding the foregoing, the Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.
SECTION 6
ADMINISTRATION
     6.1 Committee is the Administrator. The Plan shall be administered by the Committee.
     6.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, including, but not limited to, the terms of the Plan providing for the definition of “EBITDA” and the manner in which EBITDA is to be calculated under the terms of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons, and shall be given the maximum deference permitted by law.
SECTION 7
GENERAL PROVISIONS
     7.1 Nonassignability. A Participant shall have no right to encumber, assign or transfer any interest under the Plan.
     7.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon a Participant for the continuation of his or her employment for any period. Generally, employment with the Company is on an at-will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
     7.3 No Individual Liability. No member of the Committee or any officer of the Company shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Award under the Plan.
     7.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Texas, with the exception of Texas’ conflict of laws provision.
     7.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of Awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.
SECTION 8
AMENDMENT AND TERMINATION
     8.1 Amendment and Termination. The Committee may amend or terminate the Plan at any time and for any reason; provided, no such amendment or termination shall affect a Participant’s rights with respect to an outstanding Award; and, provided further, any amendment that may result in a significant cost increase under the Plan must be approved by the CEO.

     IN WITNESS WHEREOF, Cash America has caused this First Amended and Restated Plan to be executed by its duly authorized officer on the 31st day of December, 2008.

CASH AMERICA INTERNATIONAL, INC.
By:	/s/ Daniel R. Feehan
Title: President and Chief Executive Officer